Exhibit 10.1

CITY HOLDING COMPANY
AMENDMENT NO. 2 TO 1993 STOCK INCENTIVE PLAN

This Amendment No. 2, dated as of June 26, 2002, to the City Holding Company 1993 Stock Incentive Plan, recites and provides as follows:

Section 12.07 of the City Holding Company 1993 Stock Incentive Plan is amended by adding a new paragraph (e) to read as follows:

This section shall not apply to awards made on or after January 1, 2002, or, with the Participant's consent, awards made prior to that date if the Agreement or another agreement between the Participant and the Company, provides that the Company shall indemnify the Participant against any liability that the Participant may incur under Section 4999 of the Code.